UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 10, 2014

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio		44062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02:	Compensatory Arrangements of Certain Officers

At a meeting of the board of directors of The Middlefield Banking Company held on February 10, 2014, the nonemployee members of the board took a number of actions affecting officer compensation, including determining the compensation of President and Chief Executive Officer Thomas G. Caldwell, Executive Vice President and Chief Operating Officer James R. Heslop, II, and Chief Financial Officer and Treasurer Donald L. Stacy. Base salary in 2014 for Mr. Caldwell will be $263,000 (an increase of $16,000), for Mr. Heslop $203,112 (an increase of $7,812), and for Mr. Stacy $160,000 (an increase of $11,500). None of these officers is a party to an employment agreement.

The board of directors also ratified and adopted the recommendation of the Compensation Committee, relative to the bank’s Annual Incentive Plan, for 2014 award levels for executive officers, including Messrs. Caldwell, Heslop, and Stacy. The Annual Incentive Plan is a short-term cash incentive plan that rewards bank employees with additional cash compensation if specified objectives are achieved.

For 2014, the bank-wide performance measures have to do with net income and classified assets coverage ratio. For two executives, including CFO Donald L. Stacy, the classified asset coverage ratio will not be used as a goal. A determination has not yet been made as to whether these two officers will have any goals beyond net income and, if so, what those goals will be. Distributions under the plan would be made in cash to the executives in the first quarter of 2015. The Annual Incentive Plan may be terminated by the board of directors at any time.

In reliance on SEC rules and guidance, the precise net income goal and the precise classified assets coverage ratio goal are confidential and are, therefore, withheld.

Item 9.01(d)	Exhibits

Exhibit 10.22	Annual Incentive Plan (incorporated by reference to Exhibit 10.22 of Middlefield Banc Corp.’s Form 8-K Current Report filed on June 12, 2012)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: February 13, 2014	/s/ James R. Heslop, II
Executive Vice President
Chief Operating Officer